Exhibit 99.1

FOR IMMEDIATE RELEASE

 Internap to Present at the Thomas Weisel Partners Annual
Internet & Digital Media Conference 2007

ATLANTA, GA - March 5, 2007- Internap Network Services Corporation (NASDAQ: INAP), a provider of choice for the world’s elite businesses on the Internet, today announced that David A. Buckel, chief financial officer and Andrew S. Albrecht, vice president of corporate development and investor relations for Internap will present at the TWP Annual Internet & Digital Media Conference on Wednesday March 7th at 10:55 am in the Yerba Buena A room. The private event will be hosted March 6- 7 at the Four Seasons Hotel in San Francisco.

Internap executives will provide overview of the company’s business model and its suite of technology solutions for the end-to-end delivery of Web-based applications. These include premium IP connectivity, colocation, route control products and streaming services. The company will also discuss how it enables the global distribution of content, as well as Internap’s value-added services that can help turn rich media assets into revenue through targeted online advertising and/or subscription-based models.

The company offers the industry’s strongest, most comprehensive portfolio -- all backed by the only 100% uptime guarantee, and world-class technical support.

A live audio Web cast of the presentation will be available on the investor relations section of Internap’s Web site at http://www.internap.com/investor/presentations/page1294.html. For more information, contact TWPInfo@tweisel.com or call 1-800-933-3445

About Internap
Internap is a market leader of intelligent route control solutions that bring reliability, performance and security to the Internet, and a global provider of integrated content delivery services that enable businesses to stream digital media to large audiences over the Internet.  The company provides patented and patent-pending technologies that address the inherent weaknesses of the Internet, enabling enterprises to take full advantage of the benefits of deploying business-critical applications such as e-commerce, VoIP, and audio/video across IP networks. The company provides additional solutions, including video and audio streaming, advertising placement, reporting and analysis, live event broadcasting, media asset management, integrated Web hosting and consulting services. Internap currently serves more than 3,000 customers throughout North America, Europe, Asia and Australia.  For more information, please visit the company web site at www.internap.com.

Internap and VitalStream are trademarks of Internap Network Services Corporation and a wholly owned subsidiary, respectively. All other trademarks and brands are the property of their respective owners.

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Media Contact:	Investor Contact:
L.A. Campbell	Andrew Albrecht
404/302-9721	404/302-9841
lcampbell@internap.com	aalbrecht@internap.com